Exhibit 10.6

December 29, 2008

Oleg Khaykin

Dear Oleg:

Reference is made to your Employment Agreement dated February 6, 2008 by and between you and International Rectifier Corporation (the “Company”) (the “Employment Agreement”).

The purpose of this letter is to supplement the terms of the Employment Agreement to include terms and conditions designed to make any payments pursuant to the Employment Agreement compliant with Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto) (“Section 409A”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Employment Agreement.

Your Employment Agreement is hereby amended as follows:

1.                                       Reimbursement of Legal Expenses.  Section 4.2 is hereby amended to insert the following sentence as the last sentence of the paragraph:  “No payment shall be made pursuant to this Section 4.2 unless the Executive is employed by the Company on the date that the payment or reimbursement for any eligible legal expenses is made.”

2.                                       Relocation Expenses.  Section 4.4 is hereby amended to insert the following sentence as the last sentence of the paragraph:  “No payment shall be made pursuant to this Section 4.4 unless the Executive is employed by the Company on the date that the payment or reimbursement for any eligible expenses is made.”

3.                                       Release; Exclusive Remedy.  The second sentence of Section 5.4(a) is hereby amended to read as follows:  “As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b), the Executive shall, upon or promptly following, but in no event later than twenty-one (21) days following, his last day of employment with the Corporation:  (i) provide the Corporation with a valid, executed, written release of claims (in substantially the form attached hereto as Exhibit A, with such changes to such form as the Corporation may determine necessary or appropriate to help ensure that the release contemplated by such form is maximally enforceable in accordance with applicable law) and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law; and (ii) satisfy his obligations under Section 5.4(c).”

4.                                       Section 409A.  The following paragraphs are hereby added to Section 5.7 of the Employment Agreement, with the paragraph that begins “If the Executive is a “specified employee within the meaning…” as paragraph (a) of Section 5.7:

“(b)                           It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Section 409A.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(c)                                  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of the Agreement and no payments shall be due under the Agreement which are payable upon termination of employment until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(d)                                 For purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to the Agreement shall be construed as a separate identified payment for purposes of Section 409A.”

Except as modified hereby, your Employment Agreement remains unmodified.  Please indicate your agreement with the foregoing by signing where indicated below.

Regards,

INTERNATIONAL RECTIFIER CORPORATION

By:
Its: Assistant Secretary

Acknowledged and agreed:

Oleg Khaykin
Date:

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